Exhibit 99.1

Contact:
Craig Allison	Lisa M. Wilson
Director, Corporate Communications	In-Site Communications
Tel: (914) 460-1636	Tel: (917) 543-9932
callison@BioScrip.com	lwilson@insitecony.com
BIOSCRIP, INC. REPORTS 2008 SECOND QUARTER EARNINGS
—REVENUES OF $348.4 MILLION; EPS OF $0.04; SPECIALTY SERVICES UP 25.3%—
FOR IMMEDIATE RELEASE
ELMSFORD, N.Y.—(BUSINESS WIRE)—July 31, 2008—BioScrip, Inc. (Nasdaq: BIOS) today reported net income for the quarter ended June 30, 2008 of $1.6 million, or $0.04 per diluted share, on revenues of $348.4 million, compared to $0.5 million, or $0.01 per diluted share, on revenues of $294.7 in the second quarter of 2007.
Second Quarter Highlights
•	Consolidated revenues of $348.4 million, an 18.2% increase over the same period last year.

•	Operating profit of $3.4 million.

•	EBITDAO (earnings before interest, taxes, depreciation, amortization and option expense) of $5.9 million.

•	Specialty Services revenue of $298.2 million, an increase of 25.3% over the prior year.

•	Gross profit of $35.7 million, or 10.3% of total revenue, compared to $32.9 million, or 11.2% of total revenue, for the same period of 2007.

•	Operating expenses as a percentage of revenue decreased to 9.3% from 10.3%

over the same period a year ago.
Richard H. Friedman, BioScrip’s Chairman and Chief Executive Officer, stated, “Our second quarter results, including a $3.2 million sequential increase in quarterly operating income, demonstrate our positive sales growth trends and the significant progress we have made toward improving our operating performance.
As we work to evolve the paradigm under which patients receive care for chronic conditions, we remain confident in the strength of our market position and the demand for our products and services among pharmaceutical manufacturers and healthcare payors. We are also encouraged by the initial market response to our stand-alone specialty services programs that allow us to leverage our core specialty operational and sales infrastructures while providing higher margins as compared to drug distribution,” concluded Friedman.
The Company also reported that it has decided not to re-sign the new CAP contract with CMS for the 2009 renewal term and plans to exit the program upon expiration of the current agreement at the end of 2008. The Company believes that the proposed terms of the new CAP contract present an unacceptable short- and long-term profit risk to our business. In addition, the Company recently received notification from Aetna that our pharmacy network participation agreements with it will be terminated in the fourth quarter of 2008 as they internalize this distribution function. Revenues from Aetna are approximately $27.0 million annually. Management projects that the lost operating income associated with this contract will be offset by the favorable impact of exiting the CAP business and by cost savings initiatives expected to reduce expense during the second half of the year.
Additionally, the Company is closely following the activities surrounding the State of California’s reductions to Medi-Cal’s pharmacy reimbursement. As of the date of this release, the Company remains a participating Medi-Cal provider and the long-term status of these reductions is uncertain. Less than 2% of BioScrip’s sales are derived from this program.
During the quarter, BioScrip continued to make progress in upgrading its technology systems infrastructure and new systems implementation and anticipates that its first store will go online on September 1, 2008. Additional stores are planned in the fourth quarter with full implementation by June 30, 2009.
Results of Operations
Total revenue for the second quarter 2008 was $348.4 million compared to $294.7 million for the same period a year ago.
Second quarter 2008 Specialty Services revenue was $298.2 million, an increase of $60.2 million, or 25. 3% over the prior year, due primarily to additional revenues associated with payor and manufacturer contracting, preferred distribution arrangements with manufacturers, price increases driven by drug acquisition cost increases, and CAP revenue.
Second quarter 2008 PBM Services revenue was $50.3 million, a decrease of $6.5 million, or 11.4%, as compared to the second quarter of 2007. The decline in revenue is primarily due to the loss of previously reported PBM customers. Gross profit for the second quarter 2008 was $35.7 million, or 10.3% of total revenue, compared to $32.9 million, or 11.2% of total revenue, for the same period of 2007. The gross margin rate as a percentage of revenue decreased primarily due to a payor business mix, and the reduced profitability of the CAP business. The second quarter of 2007 also included a favorable settlement of previously reserved contractual allowances which favorably affected margins by 0.4%.
Second quarter 2008 operating expenses increased $2.0 million to $32.4 million, or 9.3% of total revenue from $30.4 million, or 10.3% of total revenue for the second quarter of 2007. The increase was primarily due to additional SG&A in support of the Company’s growth, which was partially offset by lower bad debt expense as a result of improved credit and collection efforts.
Six-Month Period Reported Results
For the six-month period ended June 30, 2008, net income was $1.1 million, or $0.03 per share compared to a net loss of $0.9 million, or $0.02 per share in the same period a year ago. Revenues increased 14.4% to $675.9 million for the six-month period ended June

30, 2008 from $591.0 million reported in the same period of last year.
Conference Call Information
BioScrip will host a conference call to discuss second quarter 2008 financial results on Thursday, July 31, at 10:00 a.m. ET. Interested parties may participate in the conference call by dialing 888-214-7562 (US), or 415-537-1802 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 p.m. ET on July 31, through 12:00 p.m. ET on August 6, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation #21389016. An audio webcast and archive of the conference call will also be available under the investor relations section of the BioScrip website, www.bioscrip.com.
About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical health care organization that partners with patients, physicians, health care payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance, the profitability or lack of profitability of certain customers, and the achievement of cost savings initiatives of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
Earnings before interest, taxes, depreciation, amortization, and option expense (“EBITDAO”) is a non-GAAP financial measure as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 2 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company’s trend towards a return to profitability.
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BIOSCRIP, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SCHEDULE 1
(in thousands, except for share amounts)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$—	$—

Receivables, less allowance for doubtful accounts of $12,669 and $12,083 at June 30, 2008 and December 31, 2007 respectively	146,177	128,969
Inventory	36,302	33,598
Prepaid expenses and other current assets	2,800	1,434

Total current assets	185,279	164,001
Property and equipment, net	13,346	11,742
Other assets	466	478
Goodwill	114,538	114,824
Intangible assets, net	4,809	5,777

Total assets	$318,438	$296,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$19,811	$33,778
Accounts payable	93,423	57,342
Claims payable	5,088	5,164
Amounts due to plan sponsors	5,585	4,568
Accrued expenses and other current liabilities	8,361	13,936

Total current liabilities	132,268	114,788
Deferred taxes	13,597	12,754
Income taxes payable	3,219	3,077

Total liabilities	149,084	130,619

Stockholders’ equity
Common stock, $.0001 par value; 75,000,000 shares authorized, 41,356,448 shares issued and 38,403,357 outstanding at June 30, 2008; 41,331,346 shares issued and 38,250,633 outstanding at December 31, 2007,	4	4
Treasury stock, 2,475,856 and 2,436,642 shares at cost	(9,662)	(9,399)
Additional paid-in capital	246,458	244,186
Accumulated deficit	(67,446)	(68,588)

Total stockholders’ equity	169,354	166,203

Total liabilities and stockholders’ equity	$318,438	$296,822

Schedule 2
BIOSCRIP, INC AND SUBSIDIARIES
Reconciliation between GAAP and Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Net Income (loss)	$1,619	$482	$1,142	$(865)
Addback items:
Amortization of intangibles	484	484	967	1,931
Depreciation	1,030	1,007	2,098	2,051
Net interest	677	856	1,262	1,940
Taxes	1,072	1,165	1,149	1,563
Shared-based compensation expense	1,038	793	1,995	1,135

Earnings before interest, taxes, depreciation amortization and stock option expense (EBITDAO)	$5,920	$4,787	$8,613	$7,755

Schedule 3
BIOSCRIP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenue	$348,440	$294,737	$675,911	$590,955
Cost of revenue	312,714	261,828	607,813	525,490

Gross profit	35,726	32,909	68,098	65,465
% of Revenue	10.3%	11.2%	10.1%	11.1%
Operating expenses
Selling, general and administrative expenses	31,151	28,878	62,205	56,857
Bad debt expense	723	1,044	1,373	4,039
Amortization of intangibles	484	484	967	1,931

Total operating expenses	32,358	30,406	64,545	62,827

% of Revenue	9.3%	10.3%	9.5%	10.6%
Income from operations	3,368	2,503	3,553	2,638
Interest expense, net	(677)	(856)	(1,262)	(1,940)

Income before income taxes	2,691	1,647	2,291	698
Provision for income taxes	1,072	1,165	1,149	1,563

Net income (loss)	$1,619	$482	$1,142	$(865)

Basic weighted average shares	38,242	37,499	38,210	37,495

Diluted weighted average shares	39,023	37,824	39,257	37,495

Basic net income (loss) per share	$0.04	$0.01	$0.03	$(0.02)

Diluted net income (loss) per share	$0.04	$0.01	$0.03	$(0.02)

(1)	Certain amounts have been reclassified to conform to the current presentation. Such classifications have had no impact on income from operations or net income.